EXHIBIT 5.0
LAW OFFICES
Elias, Matz, Tiernan & Herrick L.L.P.
11TH FLOOR
734 15TH STREET, N.W.
WASHINGTON, D.C. 20005
ÄÄÄÄÄ
TELEPHONE:  (202) 347-0300
FACSIMILE:   (202) 347-2172

WWW.EMTH.COM

December 22, 2011

Board of Directors
Harleysville Savings Financial Corporation
271 Main Street
Harleysville, Pennsylvania 19438

Re:          Registration Statement on Form S-8
Harleysville Savings Bank 401(k) Plan
100,000 Shares of Common Stock

Ladies and Gentlemen:

We are special counsel to Harleysville Savings Financial Corporation, a Pennsylvania company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”). The Registration Statement relates to the registration of up to 100,000 shares of common stock, par value $.01 per share (“Common Stock”), of the Company to be issued pursuant to the Harleysville Savings Bank 401(k) Plan (the “Plan”). The Registration Statement also registers participation interests in the Plan as well as an indeterminate number of additional shares which may be necessary under the Plan to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.   We have been requested by the Company to furnish an opinion to be included as an exhibit to the Registration Statement.

For this purpose, we have reviewed the Registration Statement and related Prospectus, the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock and such other corporate records and documents as we have deemed appropriate for the purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed relevant as a basis for this opinion.

In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

 Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, when issued pursuant to the Plan and upon receipt by the Company of the consideration required thereby, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the reference to this firm under the caption “Legal Opinion” in the Prospectus prepared with respect to the Plan and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ Kenneth B. Tabach
Kenneth B. Tabach, a Partner